Exhibit 21

Subsidiaries of the Company

The following is a list of subsidiaries of the Company as of January 31, 2012 except that certain subsidiaries, the sole function of which is to hold the stock of operating subsidiaries, which in the aggregate do not constitute significant subsidiaries, have been omitted. Subject to the foregoing in each case, 100% of the voting securities (except for directors’ qualifying shares, if required) are owned by Tecumseh Products Company or the subsidiary’s immediate parent as indicated by indentation.

Name of Subsidiaries of the Company	State or Country of Organization
Tecumseh Compressor Company	Delaware
Evergy, Inc.	Delaware
Tecumseh Products of Canada, Ltd.	Canada
7510233 Canada, Inc.	Canada
Tecumseh do Brasil, Ltda.	Brazil
Tecumseh Europe SA	France
Tecumseh Europe-Far East Sdn. Bhd.	Malaysia
Tecumseh Europe Asia, S.A.S.	France
Tecumseh Products India Private Ltd.	India
TMT Motoco do Brasil Ltda.	Brazil
TPC Refrigeration de Mexico, S. de R.L. de C.V.	Mexico
Tecumseh Products Company Hong Kong, Ltd.	China
Tecumseh Compressor (Guangzhou) Co., Ltd.	China